UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934 (Amendment No. )

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PREMIER ALLIANCE GROUP, INC.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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PREMIER ALLIANCE GROUP, INC.

NOTICE OF POSTPONEMENT OF
2014 ANNUAL MEETING OF
SHAREHOLDERS

To the Shareholders of Premier Alliance Group, Inc.:

NOTICE IS HEREBY GIVEN of the postponement of the Annual Meeting of Shareholders (the “Annual Meeting”) of Premier Alliance Group, Inc. (the “Company”) which was previously scheduled to take place on June 12, 2014, to a date and time to be announced by the Company’s Board of Directors. The location of such re-scheduled Annual Meeting shall remain at the Company’s corporate offices located at 4521 Sharon Road, Suite 300, Charlotte, North Carolina 28211.  The Company anticipates notifying its shareholders of the re-scheduled date of the Annual Meeting by the filing of additional proxy materials and shall provide such information as soon as practicable.
By order of the Board of Directors
/s/ Joseph J. Grano, Jr.
Joseph J. Grano, Jr. Chairman of the Board of Directors and Chief Executive Officer
Dated: May  22, 2014

The letter below was mailed to shareholders as of the record date May 23, 2014, for the June 12, 2014 meeting.

PREMIER ALLIANCE GROUP, INC.

Dear Shareholders:

The Board of Directors of Premier Alliance Group, Inc. has decided to postpone the Annual Meeting of Shareholders scheduled for June 12, 2014. This decision was made to allow our shareholders to cast their votes based upon updated proxy materials which will include the recently announced reorganization of our executive team, including the appointment of Joseph J. Grano, Jr. to serve as our Chief Executive Officer.  In addition, the Board of Directors has determined that shareholders should have the opportunity to vote on additional items to be included in the proxy materials. The Company anticipates notifying our shareholders of the rescheduled date of the Annual Meeting and the additional items by the filing of additional proxy materials which will be provided as soon as practicable.

We look forward to seeing you at the rescheduled Annual Meeting.

Sincerely,

/s/ Joseph J. Grano Jr.

Joseph J. Grano Jr.
Chairman of the Board of Directors and
Chief Executive Officer